Exhibit (11)


                        PHH Corporation and Subsidiaries

               INFORMATION USED IN THE COMPUTATION OF PRIMARY AND
                        FULLY-DILUTED EARNINGS PER SHARE
               FOR THE YEARS ENDED APRIL 30, 1996, 1994 AND 1993


                                                              1996                  1995                  1994
                                                              ----                  ----                  ----
Net income - as reported                              $ 81,620,000          $ 71,662,000         $  64,558,000
                                                      ============          ============         =============

Weighted average number of shares outstanding           34,311,302            34,151,588            34,742,628
Give effect to the exercise of dilutive options
     determined under the treasury stock method            539,568               271,608               684,400
                                                      ------------          ------------         -------------
Number of shares used in the computation of
     primary earnings per share                         34,850,870            34,423,196            35,427,028
Reflect the quarter-end market price when greater
     than the average market price during the
     respective quarter                                    224,050                82,490                55,040
                                                      ------------          ------------         -------------
Number of shares used in the computation of
fully diluted earnings per share                        35,074,920            34,505,686            35,482,068
                                                      ============          ============         =============

AMOUNTS PER SHARE:
Primary                                               $       2.34          $       2.08         $        1.82
                                                      ------------          ============         =============
Assuming full dilution                                $       2.33          $       2.08         $        1.82
                                                      ============          ============         =============

Note: On June 24, 1996, the Board of Directors authorized a two-for-one common stock split, distributable July 31, 1996, to stockholders of record on July 5, 1996. The number of shares and per share amounts reflect the two-for-one common stock split.


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